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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 3, 2010

Nortek, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34697	05-0314991
(Commission File Number)	(I.R.S. Employer Identification No.)

50 Kennedy Plaza, Providence, Rhode Island	02903-2360
(Address of Principal Executive Offices)	(Zip Code)

(401) 751-1600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01    ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

On December 3, 2010, Nortek, Inc. (the “Company”) publicly announced today it has signed a definitive agreement to acquire Ergotron, Inc. (“Ergotron”), a privately held company based in St. Paul, Minnesota. Ergotron is a global leader in the design, manufacture and marketing of innovative, ergonomic mounting and mobility products for computer monitors, notebooks and flat panel displays in the United States and other parts of the world.

Under the terms of the agreement, the Company will pay approximately $280 million for all of the outstanding common stock of Ergotron on a cash and debt free basis. The transaction is subject to customary closing conditions, including receipt of certain regulatory approval. The transaction is expected to close by December 31, 2010. The Board of Directors of the Company and Ergotron have unanimously approved the transaction. Once the transaction has been completed, it is expected that the Company will include Ergotron as part of its Home Technology Products segment.

The Company intends to finance the transaction with a portion of the net proceeds of its recent 10% Senior Unsecured Notes offering, borrowings under its asset-based credit facility and cash on hand.

Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

2.1    Agreement and Plan of Merger dated December 3, 2010, by and among Ergotron, Inc., the Seller Representatives named therein, Nortek, Inc. and Eagan Acquisition Corporation.

99.1    Press release, dated December 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        NORTEK, INC.

By: /s/ Edward J. Cooney
Name: Edward J. Cooney
Title: Vice President and Treasurer

Date: December 6, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

2.1	Agreement and Plan of Merger dated December 3, 2010, by and among Ergotron, Inc., the Seller Representatives named therein, Nortek, Inc. and Eagan Acquisition Corporation.

99.1	Press release, dated December 3, 2010.